Exhibit 10.43

Execution Version

MCKESSON TECHNOLOGIES LLC

SUPPLEMENTAL 401(k) PLAN

Effective March 1, 2017

MCKESSON TECHOLOGIES LLC

SUPPLEMENTAL 401(k) PLAN

Effective March 1, 2017

A.	PURPOSE

1. This Plan is established to allow certain executives of the Company to elect to defer compensation which cannot be deferred under the 401(k) Plan because of limitations of tax laws and to provide for matching contributions on those deferrals at a rate equivalent to the 401(k) Plan’s “Matching Employer Contribution” and “Additional Matching Employer Contribution.”

2. This Plan is intended to comply with the requirements of Section 409A of the Code.

3. Capitalized terms used in this Plan shall have the meaning set forth in Section M of this Plan.

B.	ERISA PLAN

This Plan is an unfunded deferred compensation program intended primarily for a select group of management or highly compensated employees of the Company. This Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3, and 4 of Title I of ERISA.

C.	PARTICIPATION

1.

Eligibility to Participate. The Administrator may, at his or her discretion, and at any time, and from time to time, select Eligible Executives who may elect to participate in this Plan. Selection of Eligible Executives may be evidenced by the terms of the executive’s employment contract with the Company, or by inclusion among the persons or classes of persons specified in writing by the Administrator. The Administrator may, at his or her discretion, and at any time, and from time to time, provide that executives previously designated as Eligible Executives are no longer Eligible Executives. If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in this Plan until all amounts credited to his or her Account are paid out under the terms of this Plan (or until death, if earlier); provided that such executive may not elect to defer Compensation in the Plan Year(s) after the Administrator determines that the executive is no longer an Eligible Executive, until the Plan Year in which the Administrator re-designates him or her as an Eligible Executive.

2.

Election to Participate by Eligible Executives and Deferral Election. Each Eligible Executive may become a Participant in this Plan by electing to defer Compensation, or by the Company crediting a Discretionary Contribution to an Account on behalf of an Eligible Executive, in accordance with the terms of this Plan. An election to defer Compensation shall be in writing and shall be made at the time and in the form specified by the Administrator. Upon electing to defer Compensation (or by accepting a Discretionary Contribution credited by the Company to an Account on behalf of an Eligible Executive) under this Plan, the Eligible Executive shall be deemed to accept all other terms and conditions of this Plan.

(a) Timing of Elections. Subject to the provisions of Section C.2(b) of this Plan, all elections to defer Compensation under this Plan shall be made pursuant to a written election executed and filed with the Administrator prior to the beginning of the Plan Year in which such Compensation is earned. The deferral election shall become irrevocable on the date that the Administrator prescribes, but in no event later than December 31 of the Year preceding the beginning of such Plan Year to which the election applies.

(b) Newly Eligible Executive Elections. However, if an executive becomes an Eligible Executive after the beginning of a Plan Year, he or she may make an election to defer Compensation for such Plan Year no later than 30 days after the date he or she becomes an Eligible Executive, which election shall become irrevocable at the end of the 30-day period or an earlier date that the Administrator prescribes; provided, however, such election shall apply only to Compensation earned after the election becomes irrevocable or at such later time the Administrator prescribes , and only a prorated portion of an Eligible Executive’s bonus may be deferred if the Eligible Executive’s initial deferral election is made after the performance period applicable to the bonus has begun.

(c) Modification of Elections. An election filed in accordance with the provisions of Sections C.2(a) and C.2(b) of this Plan shall be applicable to the Plan Year with respect to which it is made and shall continue for subsequent Plan Years until suspended or modified in a writing delivered by the Participant to the Administrator, as described in this Section C.2(c). An election to suspend further deferrals or to increase or decrease the amount deferred under this Plan shall apply only to Compensation otherwise earned and payable to the Participant after the end of the Plan Year in which the election is delivered to the Administrator and such election shall become irrevocable on the date that the Administrator prescribes, but in no event later than December 31 preceding such Plan Year to which the modification or suspension applies.

(d) Cancellation of Elections. Notwithstanding anything else contained herein to the contrary, a Participant’s election shall be cancelled pursuant to Treasury Regulation section 1.401(k)-1(d)(3) if the Participant receives a hardship distribution under the 401(k) Plan, and the discontinuance of deferrals under this Plan shall remain in effect for the remainder of the then-current Plan Year. Such a Participant’s election shall neither resume, nor shall Participant be permitted to make a new deferral election, under this Plan for six months after he or she receives the hardship distribution, or such longer time as the Administrator determines in his or her discretion.

3. Relation to Other Plans.

(a) Other Plans. An Eligible Executive may participate in this Plan and may also participate in DCAP or any successor plan. No Compensation may be deferred under this Plan which has been deferred under any other plan of the Company, and the Administrator may modify or render invalid a Participant’s election prior to such election becoming irrevocable to accommodate deferrals made under other plan(s).

(b) Effect on Other Plans. Compensation deferred by an Eligible Executive under this Plan may result in a reduction of benefits payable under other benefit programs, including the Social Security Act and the 401(k) Plan.

D.	AMOUNTS OF DEFERRAL

1.

401(k) Plan Supplement. This Plan allows an Eligible Executive to defer Compensation, and receive credit for a Monthly Company Match and Additional Company Match, to the extent that such deferrals (and the corresponding Monthly Company Match and Additional Company Match) cannot be made under the 401(k) Plan because of the limitations in Section 401(a)(17) of the Code (limiting the amount of annual compensation to be taken into account under the 401(k) Plan to $270,000 in 2017, and thereafter as adjusted from time to time under the Code).

2.	Amount of Deferrals. As illustrated in Appendix A, an Eligible Executive may elect to defer under this Plan up to an amount equal to (a) minus (b), where:

(a) is the maximum rate of deferral for “Basic Contributions” under the 401(k) Plan multiplied by the Eligible Executive’s Compensation, and

(b) is the maximum amount that the Eligible Executive is able to defer as a “Basic Contribution” under the 401(k) Plan, taking into account the limits of Section 401(a)(17) of the Code.

E.	COMPANY CONTRIBUTIONS

1.	The Company Match.

(a) Eligibility.

(i) Monthly Company Match. A Monthly Company Match shall be credited, with respect to each calendar month, to the Accounts of Eligible Executives who actually defer Compensation under this Plan for such calendar month.

(ii) Additional Company Match. An Additional Company Match may be credited, with respect to each 401(k) Plan plan year, to the Accounts of Eligible Executives who actually defer Compensation under this Plan.

(b) Amount of Match.

(i) Monthly Company Match. The amount of the Monthly Company Match to be credited to the Account of an Eligible Executive for any calendar month shall be a percentage of the Eligible Executive’s deferrals under this Plan for the calendar month. This percentage shall be the same percentage as the “Matching Employer Contribution” (as defined in the 401(k) Plan) percentage that would have been credited to the Eligible Executive’s 401(k) Plan account if the Eligible Executive’s deferrals under this Plan had been made under the 401(k) Plan. In determining this amount, the Administrator shall take into account the different “Matching Employer Contribution” rates that may apply.

(ii) Additional Company Match. The amount of the Additional Company Match to be credited to the Account of an Eligible Executive for any 401(k) Plan plan year shall be a percentage of the Eligible Executive’s deferrals under this Plan for the 401(k) Plan plan year. This percentage shall be the same percentage as the “Additional Matching Employer Contribution” (as defined in the 401(k) Plan) percentage that would have been credited to the Eligible Executive’s 401(k) Plan account if the Eligible Executive’s deferrals under this Plan had been made under the 401(k) Plan. In determining this amount, the Administrator shall take into account the different “Additional Matching Employer Contribution” rates that may apply.

2.

Discretionary Contribution by the Company. The Compensation Committee shall have the sole discretion to determine an amount credited to an Eligible Executive’s Account as a “Discretionary Contribution.” A Discretionary Contribution may be subject to such terms or conditions, including but not limited to vesting, as the Compensation Committee may specify in its discretion at the time the Discretionary Contribution is credited to a Participant’s Account. Except with respect to the Company’s executive officers, the Compensation Committee may delegate its authority under this Section E.2 to the Administrator.

F.	PAYMENT OF DEFERRED COMPENSATION

1.

Account and Investment Options. Both Compensation deferred by a Participant and any Monthly Company Match, Additional Company Match or vested Discretionary Contribution for the benefit of a Participant shall be credited to a separate bookkeeping account maintained for such Participant (the “Account”). The Administrator shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under this Plan. The Administrator may change, discontinue, or add to the Investment Options made available under this Plan at any time in its sole discretion. A Participant must select the Investment Options for his or her Account in the Participant’s deferral election form and may make changes to his or her selections in accordance with procedures established by the Administrator. Each Account shall be adjusted for earnings or losses based on the performance of the Investment Options selected, with earnings and losses shall be computed on each Valuation Date. The amount paid to a Participant shall be determined as of the Valuation Date immediately preceding the applicable payment date. Accounts are not actually invested in the Investment Options available under this Plan and Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

2.	Vesting.

(a) A Participant shall be 100% vested at all times in the value of the Participant’s elective deferrals and earnings thereon credited to the Participant’s Account.

(b) A Participant shall vest in the amounts of Monthly Company Match and the Additional Company Match and earnings thereon credited to the Participant’s Account at the same time and in the same manner as if these amounts were “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the 401(k) Plan and as if the rules of the 401(k) Plan concerning vesting applied to such amounts. For this purpose, any Monthly Company Match shall be deemed to be credited to an Account as of the last day of the calendar month with respect to which such Monthly Company Match is determined and any Additional Company Match shall be deemed to be credited to an Account as of the March 31 of the Plan Year with respect to which such Additional Company Match is determined. Any amounts that would be forfeited under the rules of the 401(k) Plan applicable to “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the 401(k) Plan shall be forfeited hereunder. Any forfeiture under this Plan of any portion of the Monthly Company Match or the Additional Company Match credited to a Participant’s Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

(c) Unless the Compensation Committee determines otherwise, a Participant’s Discretionary Contribution shall be forfeited at the time of Participant’s Separation from Service for any reason, if such Participant has not satisfied the applicable terms and conditions, including vesting requirements, that the Compensation Committee imposed on the Discretionary Contribution under Section E.2 of this Plan. Any forfeiture under this Plan of any portion of the Discretionary Contribution credited to a Participant’s Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

3.

Election of Methods of Payment. A Participant shall elect in writing, and file with the Administrator, a method of payment of benefits under this Plan from the following methods based upon the nature of the Payment Event.

(a) Retirement or Disability. If the Payment Event is due to the Participant’s Retirement or Disability, the Participant may choose one of the following payment methods:

(i) Payment of the vested amounts credited to the Participant’s Account in any specified number of approximately equal annual installments, which shall not exceed 10 installments, the first installment to be paid at a designated interval following the Participant’s Retirement or Disability. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

(ii) Payment of the vested amounts credited to the Participant’s Account in a single lump sum upon the occurrence of the Retirement or Disability.

(iii) If a Participant does not make any election with respect to the payment of the Participant’s Account, then such benefit shall be payable in a lump sum upon the occurrence of Participant’s Retirement or Disability, whichever is applicable.

Payment under this Section F.3(a) pursuant to Participant’s Retirement, is subject to Section F.6 of this Plan.

(b) Death. Each Participant shall make an election of the manner in which any amount remaining in the Participant’s Account at the time of the Participant’s death shall be paid to his or her Beneficiary. At the election of the Participant, benefits shall be paid in a lump sum or in up to ten annual installments; provided, however, if a Participant is in-pay status at the time of death, distribution of the Account shall continue to be distributed to the Beneficiary as Participant elected to receive such distribution.

(c) Separation from Service Not Due to Retirement Disability or Death. If the Payment Event occurs as a result of the Participant’s Separation from Service, and such separation is not due to the Participant’s Retirement, Disability or death, then payment of the vested amounts credited to the Participant’s Account shall be made in a single lump sum upon the occurrence of the Participant’s Separation from Service, subject to Section F.6 of this Plan.

(If any Monthly Company Match or Additional Company Match is payable under Section F of this Plan, that amount or first installment amount, whichever is applicable, may be paid separately and at a later date as provided in such section but not later than the end of the calendar year in which the Monthly Company Match or Additional Company Match is credited to the Participant’s Account.)

4.

Subsequent Change in Form of Payment. Once an election is made as to the time and form of payment, a Participant may modify the time and/or form of distributions under this Plan by a writing filed with the Administrator; provided that such alteration (i) is made at least one year prior to the earliest date the Participant could have received a distribution of his or her Account under the earlier election, (ii) does not take effect for at least one year after the modification is made, and (iii) does not provide for the receipt of such amounts earlier than five years from the originally scheduled distribution date. A change to the time and/or form of a distribution may be modified or revoked until one year prior to the time a distribution is scheduled to be made, at which time such change shall become irrevocable. The last valid election accepted by the Administrator shall govern the time and/or form of distribution.

5.

De minimis Cashout. Notwithstanding the Participant’s election, the Administrator in its sole discretion may distribute an Account to a Participant or a Beneficiary in a single payment if the value of the Account, and any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2), is less than the limit under Section 402(g)(1)(B) of the Code.

6.

Date Payment Occurs. Payment shall be made or commence not later than 90 days following the date the earliest Payment Event occurs. Notwithstanding the foregoing, a distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Specified Employee as of the date he or she Separates from Service shall be delayed until the seventh month following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to Section F of this Plan during the six-month period following the Participant’s Separation from Service shall be paid on the first day of the seventh month following the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Administrator in his or her sole discretion in accordance with Section M of this Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

7.

Prohibition on Acceleration. Notwithstanding any other provision of this Plan to the contrary, no distribution will be made from this Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

G.	BENEFICIARY DESIGNATION

A Participant may designate any person(s) or entity as his or her Beneficiary. Designation shall be in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a completed beneficiary designation with the Administrator in the manner prescribed by the Administrator in his or her sole discretion. If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then his or her Beneficiary shall be his or her beneficiary under the 401(k) Plan. If Participant has no Beneficiary designated under the 401(k) Plan, the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.

H.	SOURCE OF PAYMENT

Amounts paid under this Plan shall be paid from the general funds of the Company, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary or create any fiduciary relationship between an Employer and any Participant or Beneficiary with respect to any assets of the Company. The Company may, but is not obligated to, set aside funds in a rabbi trust for the purpose of meeting its obligations under this Plan; provided that any funds set aside shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of its bankruptcy or insolvency.

I.	MISCELLANEOUS

1.

Withholding. Each Participant and Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state, or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

2.

No Assignment. Except as otherwise provided in this Section 1.2 or by applicable law, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.

If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternative Payee, a division of such property shall not constitute a violation of this Section 1.2, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under this Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges already not already provided under this Plan, including without limitation with respect to form and time of payment.

3.

Applicable Law; Severability. This Plan hereby created shall be construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

4.

No Right to Continued Employment, Etc. Neither the establishment or maintenance of this Plan nor the crediting of any amount to any Participant’s Account, nor the designation of an executive as an Eligible Executive, shall confer upon any individual any right to be continued as an employee of an Employer or shall affect the right of an Employer to terminate any executive’s employment or change any terms of any executive’s employment at any time.

J.	ADMINISTRATION OF THIS PLAN

1.

In General. The Administrator shall be the Senior Vice President Total Rewards of the Company. If the Administrator is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Compensation Committee shall have authority and responsibility to interpret this Plan, to adopt such rules and regulations for carrying out this Plan as it may deem necessary or appropriate, to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan, and to reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any election notice or agreement relating to this Plan. Decisions of the Compensation Committee shall be final and binding on all parties who have or claim any interest in this Plan. The Administrator or Compensation Committee shall have the authority to delegate its authority under this Plan to an officer or group of officers of McKesson Technologies LLC

2.

Elections and Notices. All elections and notices made under this Plan shall be in writing and filed with the Administrator at the time and in the manner specified by the Administrator. All elections to defer compensation under this Plan shall be irrevocable.

K.	AMENDMENT OR TERMINATION OF THIS PLAN

1.

Amendment. The Compensation Committee may at any time, and from time to time, amend this Plan. Such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under this Plan.

2.	Termination. The Board in its discretion may at any time terminate this Plan in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

L.	CLAIMS AND APPEALS

1.

Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under this Plan is encouraged to communicate with the Human Resources Department of the Company. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section L.

2.

Formal Benefits Claim—Review by the Administrator. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Senior Vice President Total Rewards, Change Healthcare, 3055 Lebanon Pike, Nashville, TN 37214. The Senior Vice President — Total Rewards or his or her delegate (“Senior Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Senior Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

3.

Notice of Denied Request. If the Senior Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section L.2 of this Plan. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of this Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

4.	Appeal to the Senior Vice President.

(a) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Senior Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Senior Vice President Total Rewards, Change Healthcare, 3055 Lebanon Pike, Nashville, TN 37214. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(b) The Senior Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Senior Vice President shall not be restricted in his or her review to those provisions of this Plan cited in the original denial of the claim.

(c) The Senior Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the appeal.

(d) If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by this Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(e) The decision of the Senior Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

5.

Exhaustion of Remedies. No legal or equitable action for benefits under this Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section L.2 of this Plan, has been notified that the claim is denied in accordance with Section L.3 of this Plan, has filed a written request for an appeal of the claim in accordance with Section L.4 of this Plan, and has been notified in writing that the Senior Vice President has affirmed the denial of the claim in accordance with Section L.4 of this Plan.

M.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

“Account” shall mean the “Account” as defined in Section F.1 of this Plan.

“Additional Company Match” shall mean, with respect to any Plan Year, the amount credited to the Account of an Eligible Executive in accordance with Section E.1(a)(ii) of this Plan.

“Administrator” shall mean the person specified in Section J.1 of this Plan.

“Alternate Payee” shall mean the “Alternate Payee” as defined in Section 1.2 of this Plan.

“Beneficiary” shall mean the person or entity described by Section G of this Plan.

“Board” shall mean the Board of Directors of Change Healthcare.

“Change Healthcare” shall mean Change Healthcare Holdings, LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean McKesson Technologies LLC and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).

“Compensation” shall mean “Compensation” as defined in Section 15.17 of the 401(k) Plan; provided, however, that Compensation for purposes of this Plan shall be determined without regard to the limit of Section 401(a)(17) of the Code.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“DCAP” shall mean the McKesson Technologies LLC Deferred Compensation Administration Plan or successor plans, if applicable.

“Disability” shall mean that an individual is determined to be totally disabled by the Social Security Administration.

“Discretionary Contribution” shall mean a Company contribution to a Participant’s Account made in the Compensation Committee’s discretion pursuant to Section E.2 of this Plan.

“Eligible Executive” shall mean an employee and executive of the Employer, or its affiliate or subsidiary, who is eligible to participate in this Plan under Section C of this Plan.

“Employer” shall mean McKesson Technologies LLC and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation section 1.409A-1(h)(3).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Senior Vice President” shall mean the “Senior Vice President” as defined in Section L.2 of this Plan.

“Identification Date” shall mean each December 31.

“Investment Option” shall mean an investment fund, index or vehicle selected by the Administrator and made available to Participants for the deemed hypothetical investment of their Accounts.

“Monthly Company Match” shall mean, with respect to a calendar month, the amount credited to the Account of an Eligible Executive in accordance with Section E.1(a)(il of this Plan.

“Participant” shall be any Eligible Executive or former Eligible Executive for whom amounts are credited to an Account under this Plan. L pon a Participant’s death his or her Beneficiary shall be a Participant until all amounts are paid out of the decedent-Participant’s Account.

“Payment Event” shall mean the earliest of the following: Retirement, death, Separation from Service other than due to Retirement or death, or Disability.

“Plan” shall mean this McKesson Technologies LLC Supplemental 401(k) Plan.

“Plan Year” shall mean the calendar year.

“401(k) Plan” shall mean the McKesson Technologies LLC 401(k) Plan, as amended from time to time.

“Retirement” shall mean Separation from Service from the Employer after the date on which the Participant has attained age 50 and has at least five Years of Service.

“Separation from Service” shall mean termination of employment with the Employer, except in the event of death or Disability, as provided under Treasury Regulation section 1.409A-1(h). A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).

“Service” shall mean an Eligible Executive’s employment with the Company, commencing with the first day of such employment and ending on the day the Eligible Executive has a Separation from Service.

“Specified Employee” shall mean a Participant who, on an Identification Date, is:

(a)

An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(b)	A five percent owner of the Company; or

(c)	A one percent owner of the Company having annual compensation from the Company of more than $150,000.

For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(4) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of this Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

“Valuation Date” shall mean each business day of the Year, unless the Administrator approves a less frequent amount of time as determined in his or discretion.

“Year of Service” shall mean a period of 365 aggregate days of Service (including holidays, weekends and other non-working days).

N.	SUCCESSORS

This Plan shall be binding on the Company and any successors or assigns thereto.

O.	EXECUTION

To record adoption of this Plan as set forth herein effective as of March 1, 2017, McKesson Technologies, LLC has caused its authorized officer to execute the same.

MCKESSON TECHNOLOGIES, LLC

By

/s/ Denise Ceule
Denise Ceule
Corporate Secretary, Change Healthcare LLC

APPENDIX A

EXAMPLE OF DEFERRALS UNDER THIS PLAN

The following example illustrates the extent to which a Participant could make deferrals under this Plan. The example assumes that the applicable compensation limit under Section 401(a)(17) of the Code is $270,000.

E’s Compensation is $450,000. F elects to make Basic Contributions under the 401(k) Plan at the rate of 5% of his Compensation. Because Section 401(a)(17) of the Code limits the amount of E’s compensation which may be considered by the 401(k) Plan to $270,000, E’s Basic Contributions for the year are limited to $13,500 (5% of $270,000). Accordingly, E may defer $4,000 (5% of his Compensation in excess of $270,000) into this Plan. This deferral shall then be eligible for a Monthly Company Match and an Additional Company Match based on the 401(k) Plan’s “Matching Employer Contribution” and “Additional Matching Employer Contribution” for the relevant 401(k) Plan calendar months and Plan Year.